UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2019 (February 8, 2019)

AMERICAN BRIVISION (HOLDING) CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	333-91436	26-0014658
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

44370 Old Warm Springs Blvd.

Fremont, CA 94538

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (845) 291-1291

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

There are statements in this Current Report on Form 8-K that are not historical facts. These “forward-looking statements” can be identified by use of terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. For a discussion of these risks, you should read this entire Current Report on Form 8-K (including all the contents incorporated by reference) carefully, especially the risks discussed under the section entitled “Risk Factors” which are incorporated by reference. Although management believes that the assumptions underlying the forward looking statements included in this Current Report on Form 8-K are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward looking statements. The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this Current Report on Form 8-K will in fact transpire. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On January 31, 2018, American BriVision (Holding) Corporation (“ABVC”, the “Company” or the “Parent”), BioLite Holding, Inc., a Nevada company (“BioLite”), BioKey, Inc., a California company (“BioKey”), BioLite Acquisition Corp., a Nevada company and direct wholly-owned subsidiary of Parent (“Merger Sub 1”), and BioKey Acquisition Corp., a California company and direct wholly-owned subsidiary of Parent (“Merger Sub 2”) entered into a definitive Agreement and Plan of Merger, providing for the acquisition of BioLite and BioKey by ABVC, which we refer to as the “Merger Agreement.”

On February 8, 2019 (the “Closing Date”), the Company closed the transactions contemplated under the Merger Agreement (the “Closing”), pursuant to which BioLite merged with Merger Sub 1 with BioLite as the surviving corporation, which we refer to as the “BioLite Merger,” and BioKey merged with Merger Sub 2 with BioKey as the surviving corporation, which is referred as the “BioKey Merger.” On the Closing Date, BioLite filed the Article of Merger of the BioLite Merger with the State of Nevada, a copy of which is attached hereto as Exhibit 3.1, pursuant to which BioLite became a wholly-owned subsidiary of the Company. On the same day, BioKey filed the Agreement of Merger of the BioKey Merger with the State of California, a copy of which is attached hereto as Exhibit 3.2, pursuant to which BioKey became a wholly-owned subsidiary of the Company. In addition, in accordance with the terms of the Merger Agreement and as consideration for the acquisition of BioLite and BioKey, the Company is in the process of issuing 1.82 shares of its common stock (the “Common Stock”), par value $0.001 per share, for each share of BioLite’s common stock to each BioLite shareholder and one share of its Common Stock for each share of BioKey’s capital stock to each BioKey equity holder. The Company shall issue an aggregate of approximately 104,548,777 shares to both BioLite shareholders and BioKey shareholders, 74,997,546 shares of which will be issued to BioLite shareholders and 29,551,231 shares of which will be issued to BioKey shareholders.

The Company registered the shares of the Common Stock to be issued to holders of outstanding shares of BioLite’s common stock and BioKey’s common stock, Series A preferred stock, Series B preferred stock and Series C preferred stock on a Registration Statement on Form S-4 (file number 333-226285), which became effective by operation of law on or about February 5, 2019.

Following the Closing, the Company operates as a single entity with three relatively separate but integrated special business units (“SBU”s), which are 1) New Drug Development SBU, including the new drug pipeline products from BioLite and the patented controlled release drug delivery technology from BioKey, 2) Innovative Medical Devices SBU, currently focusing on the development of Vitargus, a new invention of a biocompatible vitreous substitute for the treatment of retinal detachment and vitreous hemorrhage, and 3) CDMO SBU, providing contract services for pharmaceutical companies in the U. S. and as abroad to develop and manufacture new drug products in BioKey’s good manufacturing practice (“GMP”) facility and prepare studies to obtain ANDAs to launch certain new pharmaceutical products in the U.S.  While each of these SBUs is operated independently of one another, they report to the same management team and supervised by the board of directors (the “Board”) of the Company and share common resources and functions, including, but not limited to, administration, accounting, human resources, research and development, business development, legal, manufacturing facilities, and office and laboratory spaces. The new Board has representatives from each board of directors of BioLite, BioKey and ABVC.

Tax Treatment

Generally

The following discussion summarizes the material U.S. federal income tax consequences of the BioLite Merger and BioKey Merger to U.S. holders (as defined below) of BioLite and BioKey capital stock. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, administrative pronouncements and judicial decisions currently in effect, all of which are subject to change, possibly with retroactive effect.  Any such change could affect the accuracy of this discussion.

This discussion assumes you hold shares of BioLite or BioKey capital stock as capital assets within the meaning of Section 1221 of the Code.  This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or to U.S. holders of BioLite or BioKey capital stock subject to special treatment under the federal income tax laws such as:

●	insurance companies;

●	investment companies;

●	tax-exempt organizations;

●	financial institutions;

●	dealers in securities or foreign currency;

●	banks or trusts;

●	persons that hold BioLite or BioKey capital stock as part of a straddle, hedge, constructive sale or other integrated security transaction;

●	persons that have a functional currency other than the U.S. dollar;

●	investors in pass-through entities; or

●	persons who acquired their BioLite or BioKey capital stock through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan.

Further, this discussion does not consider the potential effects of any state, local or foreign tax laws or U.S. federal tax laws other than federal income tax laws.

This discussion is not intended to be tax advice to any particular holder of BioLite or BioKey capital stock.  Tax matters regarding the BioLite and BioKey Mergers are complicated, and the tax consequences of the Mergers to you will depend on your particular situation.  You should consult your own tax advisor regarding the specific tax consequences to you of the Merger, including the applicability and effect of federal, state, local and foreign income and other tax laws.

Reporting and Retention Requirements

If you receive the merger consideration as a result of the Mergers, you are required to retain certain records pertaining to the Mergers pursuant to the Treasury Regulations under the Code.  If you are a “significant holder” (as defined in the Treasury Regulations under the Code) of BioLite or BioKey capital stock, you must file with your U.S. federal income tax return for the year in which the Mergers take place a statement setting forth certain facts relating to the Mergers. You are urged to consult your tax advisors concerning potential reporting requirements.

Accounting Treatment

Due to the fact that ABVC remains control of BioLite and BioKey as a result of the Mergers, the Mergers will be accounted for as a regular acquisition pursuant to which ABVC will be considered the acquiring entity for accounting purposes in accordance with generally accepted accounting principles in the United States of America, referred to as “U.S. GAAP.”

BUSINESS OF BIOLITE

BioLite is a clinical stage pharmaceutical company focused on translational research of botanical and natural APIs based products in the fields of central nervous system, oncology/ hematology and autoimmune diseases. Because BioLite believes natural substances have many healing powers, BioLite focuses its research resources to the development of botanical products, which include plant materials, algae, macroscopic fungi and combinations thereof. BioLite mostly uses traditional cultivation, fermentation and purification techniques, excluding genetic modifications, to process the active natural constituents of its drug candidates. Its operational activities primarily focus on researching and developing novel botanical and natural drugs utilizing scientific methodology and approaches in compliance with the procedures and protocols prescribed by the FDA.

BioLite’s research and development team is devoted primarily to preclinical studies, Phase I and II clinical trials of new drug candidates in its fields with goals of translating pharmacology-related research results and theories to medicinal drug candidates that are ready for clinical trials on a large scale, such as Phase III trials, and future commercialization. BioLite through its subsidiaries acquires licenses from universities, government and other research institutes to further preclinical research in order to select new drug candidates for clinical trials, including Phase I and Phase II. BioLite currently focuses on the areas of CNS, oncology/ hematology and autoimmune, where it is seeking to build a portfolio of novel therapeutics that serve large unmet medical needs. As part of the business strategy, BioLite plans to cooperate with well-established pharmaceutical companies in the U.S. and other countries with major medicinal markets to further develop and commercialize its products for which it receives positive clinical trial results from Phase II trials.

CNS

BioLite through its subsidiary acquired exclusive global rights to develop and license two investigational new drugs to treat central nervous system diseases, both of which are based on novel formulas of extracts from Chinese, Korean and Japanese herbs that have shown promise in treating insomnia, anxiety and other mental disorders. BioLite Taiwan has successfully completed the stage 1, Phase II study of BLI-1005, a novel capsule product to treat major depressive disorder (“MDD”). BioLite is in the process of recruiting sixty patients to carry out the stage 2, Phase II trial of BLI-1005. BLI-1005 is intended to treat MDD and we believe that it offers multiple advantages over currently available antidepressants. The antidepressant market was a 350-million-consumer market globally in 2012 according to a report published by the WHO. In addition, we received from the FDA an approval on the IND application of BLI-1008 for the treatment of attention-deficit hyperactivity disease (“ADHD”) in January 2016 and are scheduled to commence the Phase II trial in the third quarter of 2017, subject to the availability of sufficient funds. BLI-1008 is for the treatment of ADHD, the therapeutics market of which was valued at $3.8 billion in 2010 and was forecast to grow to $7.1 billion by 2018. BLI-1005 and BLI-1008 are two indications deriving from the same API, PDC-1421, as a result of which, BLI-1008 shares the BLI-1005 Phase I clinical trial results. The Phase I clinical trial results of both drug candidates showed no serious adverse events and none of the trial subjects, namely healthy volunteers displayed any signs of suicidal intention or behavior. Suicidal intention and behaviors measure suicidal risks which are related to possibility of serious adverse effects. BioLite has a hypothesis that BLI-1005 and BLI-1008 may be less susceptible to drug abuse and dependence because it thinks both drug candidates will be classified as non-stimulants which are known for low abuse tendency or dependence. Among CNS medications, patients are more likely to abuse psychostimulants, while non-stimulants are considered with less or no potential for abuse. As described above, because atomoxetine (Strattera), a type of non-stimulants, is recognized as with low abuse potential and BLI-1005 acts through the similar mechanism of action as atomoxetine (Strattera), BioLite believes that BLI-1005 may have low abuse or dependence possibility.

Oncology/ Hematology

BioLite Taiwan currently has exclusive global rights to develop four innovative botanical drugs, BLI- 1301 to treat Myelodysplastic syndromes (“MDS”), BLI-1401-1 designed to treat solid tumors, BLI-1401-2 TNBC and BLI-1501 intended to treat CLL, all of which constitute our oncology/hematology portfolio. Each of the four investigational new drugs is designed to be used as part of a combination therapy for its targeted cancer because BioLite’s research results indicate each of the four drugs’ ability to improve cancer patients’ immunity and counter the various types of side effects, respectively, caused by the traditional therapies, such as chemotherapies.

Myelodysplastic syndromes are a group of cancers in which immature blood cells in the bone marrow do not mature and therefore do not become healthy blood cells. BioLite has received from the FDA an IND approval to conduct Phase II trial of BLI-1301 to treat MDS. A MDS is a relatively rare type of leukemia. About seven (7) per 100,000 people are affected with about four (4) per 100,000 new people being diagnosed with MDS each year. If BioLite can prove to the FDA that BLI-1301 has sufficient potential to treat MDS, BioLite may receive an orphan drug designation for it. As of January 16, 2019, BioLite and ABVC were in the process of recruiting MDS patients globally. Currently BioLite is processing the application for such orphan drug designation for BLI- 1301, which was initiated in 2014.

BioLite received the FDA IND approval for BLI-1401-2 for the treatment of TNBC in March 2016 and plan to commence the Phase II trial of such product by the end of 2018 provided that it has sufficient funding for its research and development. BioLite is seeking sourcing providers for BLI-1401-1.

BioLite intends to co-develop BLI-1501 with MSKCC with respect to its preclinical studies; however, due to the great number of leukemia-related drugs that MSKCC is researching, the collaboration with MSKCC to develop BLI-1501 is pending.

Autoimmune

BioLite had a focused pipeline of investigational drugs that are designed for the treatment of autoimmune diseases, including BLI-1006 to treat inflammatory bowel disease (“IBD”) and BLI-1007 for rheumatoid arthritis (“RA”). BioLite received the exclusive global rights on these two autoimmune products from the ITRI in Taiwan which holds patents on both drug candidates in certain Asian, North American and European countries. BioLite conducted the preclinical study on BLI-1006 to prepare for the IND Phase I application thereof. BioLite conducted preclinical studies of BLI-1007 and suspended such studies due to the unpromising results.

In the future, BioLite will look to acquire and conduct clinical research on additional investigational botanical new drugs to further the FDA clearance process. BioLite management team’s prior experience has involved screening pre-clinical products, compliance with FDA procedures and identifying co-developers to continue the FDA process and commercialize new drugs.

Corporate History and Structure

BioLite, Inc. (“BioLite”) was incorporated under the laws of the state of Nevada on July 27, 2016, with 500,000,000 shares authorized, par value $0.0001. BioLite’s key subsidiaries include BioLite BVI, Inc. (“BioLite BVI”) that was incorporated in the British Virgin Islands on September 13, 2016 and BioLite Taiwan, a Taiwanese corporation that was founded in February 2006. BioLite Taiwan has been in the business of developing new drugs for over ten years.

Certain shareholders of BioLite Taiwan exchanged approximately 73% of equity securities in BioLite Taiwan for the common stock in BioLite in accordance with a share purchase/ exchange agreement (the “Share Purchase/ Exchange Agreement”). Pursuant to the Share Purchase/ Exchange Agreement, the shareholder participants to the Share Purchase/ Exchange Agreement sold their equity in BioLite Taiwan and used the proceeds from such sales to purchase shares of common stock of BioLite at the same price per share, resulting in their owning the same number of shares of common stock as they owned in the BioLite Taiwan. After closing of the Share Purchase/ Exchange Agreement, BioLite ultimately owned via BioLite BVI approximately 73% of BioLite Taiwan. The other shareholders who did not enter this Share Purchase/ Exchange Agreement retain their equity ownership in BioLite Taiwan.

BioLite’s principal executive office is located at 20 Section 2 Shengyi Rd., 2nd Floor, Zhubei City, Hsinchu County, Taiwan 30261. Our telephone number at our principal executive office is +886-2-7720-8311. Our corporate website is http://biolite.com.tw/en/. The information on our corporate website is not part of, and is not incorporated by reference into, this current report.

BioLite Strategy

Key elements of our business strategy include:

●	Continue Phase II trials of each of BioLite’s investigational new drugs, BLI-1005 for the treatment of MDD, BLI-1008 to treat ADHD, BLI- 1301 to treat Myelodysplastic syndromes, and BLI-1401-2 for the treatment of TNBC.

●	BioLite prepares the application materials for Phase II trials for BLI-1006 and BLI-1401-1 for which BioLite receive FDA approvals on the respective IND applications.

●	Continue and complete the orphan drug designation application for BLI- 1301 for the treatment of MDS. If BioLite succeeds in this process, the research and development of BLI- 1301 will switch to a fast track, the process of which is prescribed by the FDA.

●	Continue the research and development of five of BioLite’s products, which are BLI-1005 for the treatment of MDD, BLI-1008 to treat ADHD, BLI-1401-1 to treat solid tumor, BLI-1401-2 for the treatment of TNBC and BLI- 1301 to treat MDS. In accordance with the ABVC Collaboration Agreement, ABVC committed to developing, distributing and commercializing all and any of the five drug candidates in compliance with the FDA regulations.

●	Search for additional competent pharmaceutical companies and/or healthcare agencies to cooperate with BioLite to continue post-Phase II trials of its new drugs that will have shown positive trial results and have not been licensed out to ABVC. BioLite plans to identify pharmaceutical companies that are interested in commercializing our investigational new drugs and to work with these co-developers to clear the FDA process.

●	Screen, identify and acquire additional new drug candidates from research institutions and universities within BioLite’s core botanical drug focus that have shown low or zero toxicity and health benefits in various aspects.

●	Develop a pipeline of botanical material-based therapeutics, with a focus on identifying novel products with sufficient pre-clinical proof that can potentially serve significant unmet medical needs.

BioLite plans to augment its core research and development capability and assets by conducting Phase I and II clinical trials for investigational botanical new drugs in the fields of CNS, hematology/oncology and autoimmune diseases. BioLite has obtained exclusive global rights to eight investigational new drugs from various prestigious research institutions and universities. BioLite intends to seek additional products that are near Phase I trials through licensing, co-development, or collaborative commercial arrangements.

BioLite’s management team has extensive experience across a wide range of new drug development and it has in-licensed new drug candidates from large research institutes and universities in both Taiwan and the U.S. Through an assertive product development approach, it expects that it will build a substantial portfolio of oncology/ hematology, CNS and autoimmune products. It believes the initial two phases of clinical trials add great value to investigational new drug development. Because BioLite primarily focuses on Phase I and II research of new drug candidates and out license the post-Phase-II products to capable pharmaceutical companies, BioLite expects to devote substantial efforts and resources to building the disease-specific distribution channels. As a result of its value-added strategy, it currently outsources non-core research activities and collaborates with a few respected CROs so that BioLite can maximize the production of its staff on Phase I and II studies. BioLite expects to continue this strategy which BioLite believes has been effective for the past ten years of its operations.

BioLite Approach

BioLite research and development department aims to translating the laboratory research results to new drug candidates ready for Phase III clinical trials together with the CROs that BioLite trusts. Botanical products may be classified as foods, dietary supplements, drugs, medical devices or cosmetics, depending on their “intended use.” There is a fine line separating drugs from foods and dietary supplements. BioLite focuses primarily on developing botanical drugs, which by definition are intended for use in the diagnosis, cure, mitigation or treatment of disease in humans. Together with BioLite’s collaborators and strategic partners, it plans to market, distribute and sell its drug products internationally, in areas such as the United States, Canada and Japan. BioLite needs to have the drug candidates comply with the local authorities regulating drugs and foods, for example the FDA and the Taiwan Food and Drug Administration (“TFDA”), in order to market our drug products in the respective areas. Currently, a lot of countries follow the International Council for Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (the “ICH”) guidelines that are published by the European Medicines to provide guidance on quality and safety of pharmaceutical development and new drug commercialization among Japan, the United States and Europe. Based on BioLite’s new drug development experience, BioLite made a strategic decision to have its drug candidates go through the FDA process for new drug development first and then seek regulatory approvals on the FDA approved drugs from the authorities equivalent to the FDA in the jurisdictions where BioLite plans to market its new drug products.

BioLite business model is based on the NDA procedures and can be summarized as following:

At Step 1, BioLite reviews the laboratory research results on potential API from research institutions and selects very few API candidates to its new drug portfolio for its translational research. BioLite considers safety, efficacy, patent status and potential markets of new drugs of which the API is a part when it makes the selections for its new drug portfolio. Generally speaking, BioLite filters out the API candidates that are not covered by patents in any jurisdiction.

After BioLite licenses an API and relating data and methodology, it simultaneously begins the preclinical development of the API and the patent applications on behalf of the patent owner in the jurisdictions where BioLite and its collaborators may in the future market the new drug of which the API is a key component. Preclinical development, also named preclinical studies and nonclinical studies, is a stage of research that precedes clinical trials which are testing on humans, and during which important feasibility, iterative and drug safety data are collected. The main goals of preclinical studies are to determine the safe dose for a first-in-man study and assess a drug’s safety profile. New drug candidates may undergo pharmacodynamics (what the drug does to the body), pharmacokinetics (what the body does to the drug), absorption, distribution, metabolism, and excretion (“ADME”) and toxicology testing. This data allows researchers to allometrically estimate a safe starting dose of the drug candidate for clinical trials in humans. Most preclinical studies must adhere to GLPs in ICH Guidelines to be acceptable for submission to the FDA. Studies of a drug’s toxicity include which organs are targeted by that drug, as well as if there are any long-term carcinogenic effects or toxic effects on mammalian reproduction. After the non-animal preclinical studies, if BioLite decides to proceed on this drug candidate, it will conduct animal testing of this drug candidate on at least two mammalian species, including one non-rodent species, in compliance with the FDA guidelines.

If the preclinical studies meet the regulatory requirements and BioLite’s expectations, it will start preparing an IND submission for Phase 1 clinical studies. The amount of information needed for Phase 1 IND application depends on various factors unique to the drug candidate but generally an IND submission includes a description of the new drug candidate (covering botanical raw materials used and known active constituents or chemical constituents), prior human use experience, CMC of the new drug candidate, placebos, environmental assessment, non-clinical pharmacology and toxicology, clinical pharmacology and other clinical considerations. After the approval of IND for Phase I, BioLite will begin on the Phase I clinical research, which consists of two stages, safety and dosage. BioLite may recruit a small number of people, from 20 to 100 healthy volunteers or people with the disease, to participate in Phase 1, which may continue for several months. If the Phase I results meet our goals, BioLite will start the IND application for Phase II trials, which include the data collected from the Phase I studies and preclinical research. Phase II trials focus on efficacy and side effects of the new drug candidates. Phase II clinical trials may involve up to several hundred human participants, last for a couple of years and require more resources than Phase I does.

Due to the limited size of BioLite’s research and development team and equipment, BioLite frequently outsources preclinical development, Phase I and II clinical trials and data analysis to our trusted co-developers or CROs, such as Amarex Clinical Research LLC (“Amarex”), a limited liability company with primary offices in Maryland. We have been collaborating with each of these CROs for a substantial period of time. During the development of BioLite’s drug candidates, BioLite identifies and secures partners to collaborate on the clinical trials and conduct post-Phase II testing. BioLite generally enters into collaboration agreements with its collaborators and receives milestone payments for licensing out its research results on its drug candidates. BioLite’s collaborators will either continue post-Phase II large-scaled clinical trials and commercialize the new drugs independently or find appropriate pharmaceutical companies to co-develop the drug candidates.

BioLite Product Pipeline and the Markets

The table below provides a snapshot of development stage of each drug candidate in BioLite pipeline. As stated above, BioLite Taiwan licensed out the Products to ABVC in 2015. Details about the studies on each of BioLite’s drug candidates are described after the table.

Project Name	Indication	Current Development Status
BLI-005	Major Depressive Disorder	●	Successfully completed Phase I clinical study in 2013;
		●	Received protocol approval for Phase II trial from the FDA in March 2014;
		●	Received protocol approval for Phase II trial from Taiwan F.D.A. in June 2014;
		●	Conducting Phase II Part 2 trial studies in both Taiwan and a site in California, U.S.
BLI-1006	Inflammatory Bowel Disease	●	Conduct protocal design of the Phase I trial and prepare the IND Phase I trial application. Wait for the raw material of the drug candidate.
BLI-1007	Rheumatoid Arthritis	●	Suspended.
BLI-1008	Attention-Deficit Hyperactivity Disease	●	Received an IND approval from the FDA to conduct Phase II clinical trials in January 2016;
		●	Established a trial site at the University of California, San Francisco and intended to start the Phase II trial in 2019;
BLI-1301	Myelodysplastic Syndromes	●	Submitted an application for the orphan drug designation to the FDA in January 2014;
		●	Received an IND approval from the FDA in 2016;
		●	Recruit patients with MDS and plan to initiate the Phase II trial in the fourth quarter of 2018 if we recruit enough patients.
BLI-1401-1	Solid Tumors	●	Wait for sourcing providers of BLI-1401-1.
BLI-1401-2	Triple Negative Breast Cancer	●	Received an IND approval from FDA to conduct Phase II studies in 2016.
		●	Plan to commence Phase I trial in the fourth quarter of 2018.
BLI-1501	Chronic Lymphocytic Leukemia	●	Wait for the source of one of the ingredients of BLI-1501’s API.

Collaboration and Licensing Status

As part of BioLite strategy and business model, BioLite obtains licenses of APIs, surrounding technologies and proprietary data from research institutions, conducts the preclinical and Phase I and II clinical research and license out the research results to collaborators to further develop and commercialize the new drug candidates. The illustration shows the licensing status of BioLite’s drug candidates.

Project Name	Indication	Source of Technology (Licensor)	Sub-licensee	Licensee’s Territories
BLI-1005	Major Depressive Disorder	Medical and Pharmaceutical Industry Technology and Development Center (“MPITDC”)	ABVC	The United States and Canada
			BioHopeKing	Asia excluding Japan
BLI-1006	Inflammatory Bowel Disease	Industrial Technology Research Institute (“ITRI”)	BioHopeKing	Worldwide
BLI-1007	Rheumatoid arthritis	ITRI	n/a	n/a
BLI-1008	Attention-Deficit Hyperactivity disease	MPITDC	ABVC	The United States and Canada
BLI-1301	Myelodysplastic Syndromes	Yukiguni	ABVC	Worldwide
BLI-1401-1	Solid Tumors	Yukiguni	ABVC	The United States and Canada
BLI-1401-2	Triple Negative Breast Cancer	Yukiguni	ABVC	The United States and Canada
			BioHopeKing	Asia excluding Japan
BLI-1501	Chronic Lymphocytic Leukemia	n/a	ABVC	The United States and Canada

●	License-In

On January 1, 2011, BioLite Taiwan entered into a license agreement with MPITDC (the “MPITDC License Agreement”) pursuant to which BioLite Taiwan obtained from MPITDC the exclusive global rights to PDC-1421, an API, and its surrounding proprietary information to develop, manufacture, distribute and sell pharmaceutical products. However, if BioLite Taiwan want to use, develop, manufacture, distribute or sell pharmaceutical products that contain PDC-1421 as the API outside Taiwan, BioLite Taiwan need to obtain written consent from MPITDC which will make sure such intended action complies with Taiwanese laws and regulations, particularly on scientific research development. With PDC-1421 as the API, BioLite Taiwan are developing two new drug candidates, BLI-1005 to treat MDD and BLI-1008 for ADHD. In accordance with the terms and conditions of the MPITDC License Agreement, BioLite Taiwan shall pay a license fee of NTD 17,000,000 (approximately $563,894) to MPITDC on a schedule dictated by the time when we reach certain milestones, a royalty fee of 3% of net sales of our products containing PDC-1421 as the API in the territories which MPITDC’s patents cover (the “MPITDC’s Patent Territories”) and 1% of the net sales of our products containing PDC-1421 as the API in the territories for which MPITDC’s patents are not covered (the “MPITDC’s Non-patent Territories”) during the term of the MPITDC License Agreement. The MPITDC License Agreement provides MPITDC a ten per cent (10%) of the net income from BioLite Taiwan’s sublicensing of therapeutic products derived from PDC-1421 (deducting all development related expenses, such as compliance expenses, travel expenses and taxes) when BioLite Taiwan relicenses the proprietary data relating to PDC-1421 to a collaborator or third party. The MPITDC License Agreement will expire when the last patent licensed to us expires in November 2026. As of today, according to the MPITDC License Agreement, BioLite Taiwan has directed BioHopeKing, the sublicensee of PDC-1421, to transfer 10,049 and 15,073 shares of BioHopeKing’s common stock owned by us to National Science and Technology Development Fund and ITRI, respectively. BioLite Taiwan paid MPITDC the upfront payment of $105,500 in 2011, the first milestone payment of $79,100 in 2012 and the third milestone payment of 65,940 in 2013. Because BioLite Taiwan received revenue from our collaboration agreements with BioHopeKing and ABVC as described below, BioLite Taiwan has accrued 10% of the net sublicensing income payable to MPITDC pursuant to the MPITDC License Agreement.

On February 10, 2011, BioLite Taiwan entered into a license agreement with ITRI (the “ITRI BLI-1006 License Agreement”) pursuant to which we obtained from ITRI the global rights to BEL-DLS01, an API intended to treat inflammatory bowel diseases, and its surrounding proprietary information and platforms to develop, modify, manufacture, distribute and sell pharmaceutical products. With BEL-DLS01 as the API, BioLite Taiwan is developing BLI-1006 to treat inflammatory bowel disease. In accordance with the terms and conditions of the ITRI BLI-1006 License Agreement, BioLite Taiwan shall pay license fees of an aggregate amount of NTD 20,000,000 (approximately $663,405) to ITRI on a schedule of six stages dictated by the time when BioLite Taiwan reaches certain milestones. In addition, BioLite Taiwan shall pay a royalty fee ranging from three to five per cent (3-5%) of the net sales of the medicinal products in various territories during the term of the ITRI License Agreement. The ITRI License Agreement provides ITRI ten per cent (10%) of the net income from BioLite Taiwan’s sublicensing of therapeutic products derived from BEL-DLS01 when BioLite Taiwan sub-licenses or relicenses its proprietary data about BEL-DLS01 to a collaborator or third party. The ITRI BLI-1006 License Agreement will expire on the later date of the last expiry of all the patents licensed in the Agreement or February 9, 2031. As of January 16, 2019, according to the ITRI License Agreement, BioLite Taiwan directed BioHopeKing, the sublicensee of BEL-DLS01, to transfer 16,667 and 16,666 shares of BioHopeKing’s common stock owned by us to National Science and Technology Development Fund and ITRI, respectively. BioLite Taiwan paid ITRI the upfront payment of $105,500 in 2011, the first milestone payment of $79,100 in 2012 and the third milestone payment of 65,940 in 2013. Because BioLite Taiwan received revenue from its collaboration agreement with ABVC to develop BLI-1006 as described below, BioLite Taiwan has accrued 10% of the net sublicensing income payable to ITRI under the ITRI License Agreement.

On February 10, 2011, BioLite Taiwan entered into another license agreement with ITRI (the “ITRI BLI-1007 License Agreement”) pursuant to which ITRI granted us non-exclusive licensing rights to use, modify and manufacture BEL-DLS03, an API designed to treat rheumatoid arthritis, and its analysis platform for therapeutic and dietary purposes. ITRI and BioLite Taiwan agreed to modify the ITRI BLI-1007 License Agreement and on September 10, 2016, executed an amendment (the “ITRI BLI-1007 License Agreement Amendment”) to change primarily the terms of milestone payments and royalty fees. In accordance with the ITRI BLI-1007 License Agreement and its Amendment, ITRI licensed to us an exclusive licensing right to use its patent of BEL-DLS03 and its manufacturing method (the “BEL-DLS03 Patent”). In exchange for the licensed rights, BioLite Taiwan agreed to pay an aggregate amount of 3.5 million NTD (approximately $114,900) to ITRI as listed in the table below, which was paid in full upon execution of the said Agreement. BioLite Taiwan shall pay ITRI ten per cent (10%) of the net income from sublicensing the BEL-DLS03 Patent and royalties based on the net sales of BLI-1007 in various patent-protected and non-patent-protected jurisdictions. The ITRI BLI-1007 License Agreement will expire on the later date of the last expiration date of the BEL-DLS03 patent or February 9, 2031. At this stage, BioLite Taiwan was conducting preclinical studies of BEL-DLS03, which is the API for our drug candidate BLI-1007. As of January 16, 2019, BioLite did not sublicense BLI-1007 and the relating data and technologies to any other organizations.

On May 10, 2013, BioLite Taiwan entered into the Yukiguni License Agreement with Yukiguni, pursuant to which BioLite Taiwan obtained from Yukiguni the exclusive rights to develop therapeutic use of Yukiguni Maitake Extract 404, an API that has shown promise to treat various types of cancers, in Asia excluding Japan. Later on December 27, 2016, BioLite Taiwan terminated the Yukiguni License Agreement and entered into a new license agreement (the “Yukiguni License Agreement 2”) to adjust to changes of new drug development and business situations. Under the new agreement, BioLite Taiwan has obtained the exclusive and sublicensable right to develop therapeutic use of the API for cancer treatment and non-exclusive sublicensable right to develop therapeutic use of the API for treatments not related to cancers. BioLite Taiwan’s license rights are royalty free and global and in exchange for such licensing, BioLite Taiwan shall pay Yukiguni an aggregate of $305,000 in stages according to a milestone schedule, which as of December 31, 2016, BioLite Taiwan was not obligated to pay because Yukiguni did not reach any milestone set forth therein. Pursuant to the Yukiguni License Agreement 2, BioLite Taiwan agrees to purchase first from Yukiguni all the Yukiguni Maitake Extract 404 that BioLite Taiwan needs to develop our related therapeutic products, which currently include BLI-1301, BLI-1401-1 and BLI-1401-2 and Yukiguni represents that it will provide sufficient quantities of such API. The initial term of Yukiguni License Agreement 2 is twenty years from the execution date or fifteen years from the first sale of the therapeutic product, whichever happens earlier, with an automatic renewal of another five year period unless BioLite Taiwan or Yukiguni terminates the Agreement pursuant to the termination clauses included therein. BioLite Taiwan agreea to subject its sublicenses that involve Yukiguni Maitake Extract 404 to the expiration terms of the Yukiguni License Agreement 2, excluding the termination terms of such Agreement.

The following table summarizes BioLite Taiwan’s obligations respecting the milestone payments and royalty fees generated by commercialization of each licensed drug candidate in accordance with the terms of the four licensing agreements, as amended, entered by BioLite Taiwan with three respective licensors as described above.

API	Licensor/ Payee of Milestone Payments and Royalties	Indications Developed from the API	Development or Regulatory Milestone Payments to Licensors							Royalty Payments After Commercialization
Total Milestone Payments
PDC-1421 and relating technologies and research data	MPITDC	BLI-1005	20% of the total payments upon	15% of the total payments upon	12.5% of the total payments upon	7.5% of the total payments upon	15% of the total payments upon	30% of the total payments	17 million NTD (approximately $563,894)	3% of our net sales in the territories where MPITDC has patents; 1% of
		BLI-1008	execution of the license agreement	submission of IND for Phase I trial of BLI- 1005	completion of Phase I of BLI-1005	completion of Phase II of BLI-1005	completion of Phase III of BLI-1005	upon IND submission of BLI-1005		our net sales in the territories where MPITDC does not own patents [1]
BEL- DLS01	ITRI	BLI-1006	approximately $65,735 paid upon execution of the license agreement	approximately $65,735 upon submission of IND for Phase I trial of BLI- 1006	approximately $65,735 upon submission of IND for Phase II trial of BLI-1006	approximately $98,495 upon submission of IND for Phase III trial of BLI-1006	approximately $164,157 upon submission of NDA of BLI- 1006	approximately $196,989 upon approval of BLI-1006	20 million NTD (approximately $663,405)	3-5% of our net sales in the territories where ITRI has patents; 3% of our net sales in the territories where ITRI does not own patents [2]
BEL- DLS03	ITRI	BLI-1007	approximately $114,900 paid upon execution of the license agreement	n/a	3.5 million NTD (approximately $114,900)	3.5-5.5% of our net
sales in the
territories where
ITRI has patents;
3.5% of our net
sales in the
territories where
ITRI does not own
patents; 10% of the
net proceeds from
sublicensing ITRI’s
patents on BLI-1007 [3]
Yukiguni Maitake Extract 404 and relating	Yukiguni	BLI-1301							$305,000
technologies and data		BLI-1401-1	$152,500 (payable upon Phase II IND submission of BLI-1301)	$91,500 (payable upon Phase II IND submission of BLI-1301)			$61,000 (payable upon the first NDA submission of BLI-1301)			none
BLI-1401-2

[1]	In accordance with MPITDC License Agreement, the royalty payments will cease on November 19, 2026, which is the last expiry date of the patent licensed to us respecting PDC-1421, the API of both BLI-1005 and BLI-1008.

[2]	In accordance with ITRI BLI-1006 License Agreement, the royalty payments will cease on February 10, 2031, which is the last expiry date of the patent licensed to us respecting BEL- DLS01, the API of BLI-1006.

[3]	In accordance with ITRI BLI-1007 License Agreement, the royalty payments will cease on December 26, 2033, which is the last expiry date of the patent licensed to us respecting BEL- DLS03, the API of BLI-1007.

●	License-Out

On February 24, 2015, BioLite Taiwan and BioHopeKing entered into a co-development agreement (the “BioHopeKing Collaboration Agreement for BLI-1401-2”) pursuant to which BioLite Taiwan granted BioHopeKing the rights to use proprietary technology, data and intellectual property of our project BLI-1401-2 to develop and commercialize the combination therapy to treat triple negative breast cancer in Asian countries excluding Japan. Later on July 27, 2016, BioLite Taiwan and BioHopeKing agreed to an addendum (the “BioHopeKing Addendum”) to revise the milestone payment schedule. In accordance with the terms of the BioHopeKing Collaboration Agreement for BLI-1401-2 and the Addendum thereto, BioLite Taiwan may expect to receive payments of a total of $10 million in cash and equity of BioHopeKing or equity securities owned by it at various stages on a schedule dictated by BioLite Taiwan’s achievements of certain milestones and twelve per cent (12%) of net sales of the drug products when BLI-1401-2 is approved for sale in the licensed territories. BioHopeKing and BioLite Taiwan shall share the development costs of BLI-1401-2 equally. BioLite Taiwan received $1 million from BioHopeKing upon execution of the said agreement in 2015 and the first development milestone payment of $983,008 in 2016. The BioHopeKing Collaboration Agreement for BLI-1401-2 shall expire fifteen (15) years from the first commercial sale of the BLI-1401-2 if approved by the local regulatory authorities and may be renewed for another five years without notice.

On December 8, 2015, BioLite Taiwan and BioHopeKing entered into a co-development agreement (the “BioHopeKing Collaboration Agreement for BLI-1005”) pursuant to which BioLite Taiwan granted BioHopeKing the rights to use proprietary technology, data and intellectual property of BioLite Taiwan’s project BLI-1005 to develop and commercialize the medicinal therapy to treat major depressive disorder in Asian countries, excluding Japan. In accordance with the terms of the BioHopeKing Collaboration Agreement for BLI-1005, BioLite Taiwan received a payment of a total of NTD thirty (30) million (equal to approximately $995,107) in cash upon signing the said agreement and expect to receive fifty per cent (50%) of net sublicensing income or net sales of the drug products in the licensed territories. BioHopeKing and BioLite Taiwan shall share the development cost of BLI-1005 equally. The BioHopeKing Collaboration Agreement for BLI-1005 shall expire fifteen (15) years from the first commercial sale of the BLI-1005 if approved by the local regulatory agencies and may be renewed for another five years without notice.

On December 8, 2015, BioLite Taiwan and BioHopeKing entered into another co-development agreement (the “BioHopeKing Collaboration Agreement for BLI-1006”) pursuant to which BioLite Taiwan granted BioHopeKing the global rights to use our proprietary technology, data and intellectual property of BioLite Taiwan’s project BLI-1006 to develop and commercialize the therapeutic treatment for inflammatory bowel disease. In accordance with the terms of the BioHopeKing Collaboration Agreement for BLI-1006, BioLite Taiwan received a payment of NTD twenty (20) million (equal to approximately $663,405) in cash upon execution of the said agreement and can expect to receive fifty per cent (50%) of net sublicensing income or net sales of the drug products globally. BioHopeKing and BioLite Taiwan shall share the development cost of BLI-1006 equally. The BioHopeKing Collaboration Agreement for BLI-1006 shall expire fifteen (15) years from the first commercial sale of the BLI-1006 if approved by the local regulatory agencies and may be renewed for another five years without notice.

On May 21, 2018, BioLite Taiwan and BioHopeKing mutually amended the BioHopeKing Collaboration Agreement for BLI-1006 by entering into the Amendment One to replace BLI-1006 with BLI-1008 for ADHD. Pursuant to Amendment One, BioLite Taiwan granted BioHopeKing the rights to use its proprietary technology, data and intellectual property of BioLite Taiwan’s project BLI-1008 to develop and commercialize the therapeutic treatment for ADHD in Asia, excluding Japan. The rest of the terms of the BioHopeKing Collaboration Agreement remain unchanged.

The following table summarizes BioLite Taiwan’s milestone payments, received or expected to receive from BioHopeKing, in accordance with the terms of three collaboration agreements entered by and between BioLite Taiwan and BioHopeKing as described above.

Payments From BioHopeKing
Product code (Territory)	Development or Regulatory Milestone Payments						Royalty Payments After Commercialization
	2015	2016	2017 (estimated)	2018 (estimated)	2019 (estimated)	2020 (estimated)
BLI-1401-2 (Asia excluding Japan)	$1,000,000 (received upon execution of the collaboration agreement)	$983,008 (received upon the IND submission for Phase I clinical trials)	n/a	$1,000,000 (receivable upon completion of the stage 1Phase II trials)	$3,000,000 (receivable upon initiation of Phase III trials)	$4,000,000 (receivable upon NDA submission)	12% of the net sales [1]
BLI-1005 (Asia excluding Japan)	$995,107 (received upon execution of the collaboration agreement)	n/a					50% of net licensing income or net profits from sales [2]
BLI-1006 (Worldwide) later replaced by BLI-1008	$663,405 (received upon execution of the collaboration agreement)	n/a					50% Net Income [3]

[1]	In accordance with the BioHopeKing Collaboration Agreement for BLI-1401-2, the royalty payments to us shall cease on the fifteenth anniversary of the first commercial sale of BLI-1401-2 with the potential of a five-year extension without notice from either party of such agreement.

[2]	In accordance with the BioHopeKing Collaboration Agreement for BLI-1005, the royalty payments to us shall cease on the fifteenth anniversary of the first commercial sale of BLI-1005 with the potential of a five-year extension without notice from either party of such agreement.

[3]	In accordance with the BioHopeKing Collaboration Agreement for BLI-1006, the royalty payments to us shall cease on the fifteenth anniversary of the first commercial sale of BLI-1006 with the potential of a five-year extension without notice from either party of such agreement.

As described in the business section of ABVC, BioLite Taiwan and BriVision entered into the ABVC Collaboration Agreement, Addendum and Milestone Payments, pursuant to which BioLite Taiwan and BriVision shall co-develop and commercialize in the territories of the U.S. and Canada the Products. Because BioLite Taiwan and BriVision are considered related parties under common control through their respective holding companies, BioLite does not recognize the proceeds that BriVision received and expects to receive under the ABVC Collaboration Agreement, as amended, as revenues of BioLite in accordance with GAAP.

Patents and Proprietary Rights

BioLite obtains licenses from research institutions to translate the scientific results to therapeutics and as a result BioLite does not own any patent at this time and may develop and execute patents on its own if it makes discoveries or inventions during the operations. As of January 16, 2019, approximately 39 patents covering BioLite’s drug candidates existed and remained valid or were pending in various jurisdiction as registered. The respective licensors of BioLite’s drug candidates own those patents.

Government Regulations

While BioLite is developing pharmaceutical candidates as of January 16, 2019, it may in the future acquire more proprietary technologies to expand its drug candidate portfolio. Currently, BioLite is developing eight therapeutic candidates in the fields of CNS, oncology/hematology and autoimmune, for which regulatory approval must be received before it can market and sell them. Regulatory approval processes for BioLite’s current and any future product candidates are discussed below.

Approval Process for Pharmaceutical Products

FDA Approval Process for Pharmaceutical Products

In the U.S., pharmaceutical products are subject to extensive regulation by the FDA. The FDC Act, and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling, and import and export of pharmaceutical products. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as FDA refusal to approve pending NDAs, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties, and criminal prosecution. Pharmaceutical product development in the U.S. typically involves the performance of satisfactory nonclinical, also referred to as pre-clinical, laboratory and animal studies under the FDA’s Good Laboratory Practice, or GLP, regulation, the development and demonstration of manufacturing processes, which conform to FDA mandated current good manufacturing requirements, or cGMP, including a quality system regulating manufacturing, the submission and acceptance of an IND application, which must become effective before human clinical trials may begin in the U.S., obtaining the approval of Institutional Review Boards, or IRBs, at each site where we plan to conduct a clinical trial to protect the welfare and rights of human subjects in clinical trials, adequate and well-controlled clinical trials to establish the safety and effectiveness of the drug for each indication for which FDA approval is sought, and the submission to the FDA for review and approval of an NDA. Satisfaction of FDA requirements typically takes many years and the actual time required may vary substantially based upon the type, complexity, and novelty of the product or disease.

Pre-clinical tests generally include laboratory evaluation of a product candidate, its chemistry, formulation, stability and toxicity, as well as certain animal studies to assess its potential safety and efficacy. Results of these pre-clinical tests, together with chemistry, manufacturing controls and analytical data and the clinical trial protocol, which details the objectives of the trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated, along with other requirements must be submitted to the FDA as part of an IND, which must become effective before human clinical trials can begin. The entire clinical trial and its protocol must be in compliance with what are referred to as good clinical practice, or GCP, requirements. The term, GCP, is used to refer to various FDA laws and regulations, as well as international scientific standards intended to protect the rights, health and safety of patients, define the roles of clinical trial sponsors and assure the integrity of clinical trial data.

An IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the intended conduct of the trials and imposes what is referred to as a clinical hold. Pre-clinical studies generally take several years to complete, and there is no guarantee that an IND based on those studies will become effective, allowing clinical testing to begin. In addition to FDA review of an IND, each medical site that desires to participate in a proposed clinical trial must have the protocol reviewed and approved by an independent IRB or Ethics Committee, or EC. The IRB considers, among other things, ethical factors, and the selection and safety of human subjects. Clinical trials must be conducted in accordance with the FDA’s GCP requirements. The FDA and/or IRB may order the temporary, or permanent, discontinuation of a clinical trial or that a specific clinical trial site be halted at any time, or impose other sanctions for failure to comply with requirements under the appropriate entity jurisdiction.

Clinical trials to support NDAs for marketing approval are typically conducted in three sequential phases, but the phases may overlap. In Phase 1 clinical trials, a product candidate is typically introduced either into healthy human subjects or patients with the medical condition for which the new drug is intended to be used.

The main purpose of the trial is to assess a product candidate’s safety and the ability of the human body to tolerate the product candidate. Phase 1 clinical trials generally include less than 50 subjects or patients. During Phase 2 trials, a product candidate is studied in an exploratory trial or trials in a limited number of patients with the disease or medical condition for which it is intended to be used in order to: (i) further identify any possible adverse side effects and safety risks, (ii) assess the preliminary or potential efficacy of the product candidate for specific target diseases or medical conditions, and (iii) assess dosage tolerance and determine the optimal dose for Phase 3 trials. Phase 3 trials are generally undertaken to demonstrate clinical efficacy and to further test for safety in an expanded patient population with the goal of evaluating the overall risk-benefit relationship of the product candidate. Phase 3 trials are generally designed to reach a specific goal or endpoint, the achievement of which is intended to demonstrate the candidate product’s clinical efficacy and adequate information for labeling of the approved drug.

The FDA has 60 days from its receipt of an NDA to determine whether the application will be accepted for filing based on the FDA’s threshold determination that it is sufficiently complete to permit substantive review. Once the submission is accepted for filing, the FDA begins an in-depth review. The FDA has agreed to certain performance goals in the review of NDAs. Most such applications for standard review drug products are reviewed within ten months; most applications for priority review drugs are reviewed in six months. Priority review can be applied to drugs that the FDA determines offer major advances in treatment, or provide a treatment where no adequate therapy exists. The review process for both standard and priority review may be extended by the FDA for three additional months to consider certain late-submitted information, or information intended to clarify information already provided in the submission. The FDA may also refer applications for novel drug products, or drug products which present difficult questions of safety or efficacy, to an advisory committee — typically a panel that includes clinicians and other experts — for review, evaluation, and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. Before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. Additionally, the FDA will inspect the facility or the facilities at which the drug is manufactured. The FDA will not approve the product unless compliance with cGMP is satisfactory and the NDA contains data that provide substantial evidence that the drug is safe and effective in the indication studied.

After the FDA evaluates the NDA and the manufacturing facilities, it issues either an approval letter or a complete response letter. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing or information in order for the FDA to reconsider the application. If and when those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA, the FDA will issue an approval letter. The FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. As a condition of NDA approval, the FDA may require a risk evaluation and mitigation strategy, or REMS, to help ensure that the benefits of the drug outweigh the potential risks.

REMS can include medication guides, communication plans for healthcare professionals, and elements to assure safe use, or ETASU. ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring, and the use of patient registries. The requirement for a REMS can materially affect the potential market and profitability of the drug. Moreover, product approval may require substantial post-approval testing and surveillance to monitor the drug’s safety or efficacy. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing.

Post-Approval Regulation

Even if a product candidate receives regulatory approval, the approval is typically limited to specific clinical indications. Further, even after regulatory approval is obtained, subsequent discovery of previously unknown problems with a product may result in restrictions on its use or even complete withdrawal of the product from the market. Any FDA-approved products manufactured or distributed by us are subject to continuing regulation by the FDA, including record-keeping requirements and reporting of adverse events or experiences. Further, drug manufacturers and their subcontractors are required to register their establishments with the FDA and state agencies, and are subject to periodic inspections by the FDA and state agencies for compliance with cGMP, which impose rigorous procedural and documentation requirements upon us and our contract manufacturers. BioLite cannot be certain that BioLite or its present or future contract manufacturers or suppliers will be able to comply with cGMP regulations and other FDA regulatory requirements. Failure to comply with these requirements may result in, among other things, total or partial suspension of production activities, failure of the FDA to grant approval for marketing, and withdrawal, suspension, or revocation of marketing approvals.

If the FDA approves one or more of our product candidates, BioLite and the contract manufacturers BioLite uses for manufacture of clinical supplies and commercial supplies must provide certain updated safety and efficacy information. Product changes, as well as certain changes in the manufacturing process or facilities where the manufacturing occurs or other post-approval changes may necessitate additional FDA review and approval. The labeling, advertising, promotion, marketing and distribution of a drug must be in compliance with FDA and Federal Trade Commission, or FTC, requirements which include, among others, standards and regulations for direct-to-consumer advertising, off-label promotion, industry sponsored scientific and educational activities, and promotional activities involving the Internet. The FDA and FTC have very broad enforcement authority, and failure to abide by these regulations can result in penalties, including the issuance of a warning letter directing us to correct deviations from regulatory standards and enforcement actions that can include seizures, fines, injunctions and criminal prosecution.

Foreign Regulatory Approval

Outside of the U.S., BioLite’s ability to market our product candidates will be contingent also upon its receiving marketing authorizations from the appropriate foreign regulatory authorities, whether or not FDA approval has been obtained. The foreign regulatory approval process in most industrialized countries generally encompasses risks similar to those BioLite will encounter in the FDA approval process. The requirements governing conduct of clinical trials and marketing authorizations, and the time required to obtain requisite approvals, may vary widely from country to country and differ from those required for FDA approval.

BioLite will be subject to additional regulations in other countries in which we market, sell and import our products, including Canada. BioLite or its distributors must receive all necessary approvals or clearance prior to marketing and/or importing our products in those markets.

Other Regulatory Matters

Manufacturing, sales, promotion and other activities following product approval are also subject to regulation by numerous regulatory authorities in addition to the FDA, including, in the U.S., the Centers for Medicare & Medicaid Services, other divisions of the Department of Health and Human Services, the Drug Enforcement Administration, the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety &Health Administration, the Environmental Protection Agency and state and local governments. In the U.S., sales, marketing and scientific/educational programs must also comply with state and federal fraud and abuse laws. Pricing and rebate programs must comply with the Medicaid rebate requirements of the U.S. Omnibus Budget Reconciliation Act of 1990 and more recent requirements in the Health Care Reform Law, as amended by the Health Care and Education Affordability Reconciliation Act, or ACA. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. The handling of any controlled substances must comply with the U.S. Controlled Substances Act and Controlled Substances Import and Export Act. Products must meet applicable child-resistant packaging requirements under the U.S. Poison Prevention Packaging Act. Manufacturing, sales, promotion and other activities are also potentially subject to federal and state consumer protection and unfair competition laws.

The distribution of pharmaceutical products is subject to additional requirements and regulations, including extensive recordkeeping, licensing, storage and security requirements intended to prevent the unauthorized sale of pharmaceutical products.

The failure to comply with regulatory requirements subjects firms to possible legal or regulatory action. Depending on the circumstances, failure to meet applicable regulatory requirements can result in criminal prosecution, fines, imprisonment or other penalties, injunctions, recall or seizure of products, total or partial suspension of production, denial or withdrawal of product approvals, or refusal to allow a firm to enter into supply contracts, including government contracts. In addition, even if a firm complies with FDA and other requirements, new information regarding the safety or effectiveness of a product could lead the FDA to modify or withdraw product approval. Prohibitions or restrictions on sales or withdrawal of future products marketed by us could materially affect our business in an adverse way.

Changes in regulations, statutes or the interpretation of existing regulations could impact our business in the future by requiring, for example: (i) changes to our manufacturing arrangements; (ii) additions or modifications to product labeling; (iii) the recall or discontinuation of our products; or (iv) additional record-keeping requirements. If any such changes were to be imposed, they could adversely affect the operation of our business.

Employees

As of January 16, 2019, BioLite had twenty-one (21) employees, mostly located in Taiwan.

Legal Proceedings

BioLite and its subsidiaries are currently not party to any material legal or administrative proceedings and are not aware of any material pending or threatened legal or administrative proceedings in which any of BioLite and its subsidiaries will become involved and that would materially affect BioLite’s business.

BUSINESS OF BIOKEY

BioKey is a specialty pharmaceutical company that provides platform-based control release dosage forms and integrated pharmaceutical services. BioKey’s core expertise is the application of its proprietary oral control release technology to develop specialty generic and branded pharmaceuticals and nutraceuticals. BioKey has four ANDAs approved by the FDA and more than ten product candidates in the pipeline. In addition, BioKey provides integrated pharmaceutical services, including analytical services and product development and manufacturing.

Overview

Incorporated in California on November 20, 2000, BioKey has chosen to initially focus on developing generic drugs to ride the opportunity of the booming industry. BioKey has received four ANDA approvals from the FDA on the following drugs: BK101 Benazepril Hydrochloride 5, 10, 20 and 40 mg tablets (ANDA 076-820) on February 3, 2006, BK123 Levetiracetam 500mg tablets (ANDA 090-906) on November 5, 2010, and BK119 Cilostazol 50mg (ANDA 077-722) and100mg tablets (ANDA-077-831) on September 24, 2012.

BioKey has developed the proprietary control release systems that may delay the release of drugs into human bodies at various controlled paces. BioKey has at least ten more drugs in the company’s development pipeline for instance, BK102 Metaxalone to treat skeletal muscle pain or injury and BK503 Clarithromycin XR for the purpose of treating bacterial infections. In addition to the existing development in the pipeline, BioKey is reviewing potential drug candidates for potential licensing and co-development opportunities. BioKey focuses on the drug candidates that meet one or more of the following criteria:

●	Niche market potential;

●	Reliable control of API sources with DMF (Drug Master File) readily in place;

●	Competitive pricing for the APIs;

●	High development barrier;

●	Strategic co-development with distributors; and

●	Feasible with BioKey’s skill sets and facility capacity

Biokey has filed patents to protect its proprietary technologies and information, particularly with respect to its long lasting controlled release platforms and technologies. As of January 16, 2019, BioKey has filed 58 patents in the U.S. and overseas and has four (4) valid patents. The patents that BioKey owns and are seeking to own are centered around the long lasting controlled release dosage compositions, carriers and oral controlled release dosage formulations. BioKey registered its mark as a trademark at USPTO in October 2009.

In addition to its long lasting control release technologies, BioKey has a GMP certified facility whereby BioKey and its licensed users manufactures clinical trial materials from Phase 1 to Phase 3 and commercial drug products.

BioKey is currently a contract development and manufacturing organization that provides a wide range of services, including API characterization, pre-formulation studies, formulation development, analytical method development, stability studies, IND/NDA/ANDA/510K submissions, and manufacturing clinical trial materials (from Phase 1 through Phase 3) and commercial manufacturing of pharmaceutical products.

BioKey provides a variety of regulatory services tailored to the needs of its customers, which include proofreading and regulatory review of submission documents related to formulation development, clinical trials, marketed products, generics, nutraceuticals and OTC products and training presentations. BioKey also on behalf of the clients, submits INDs, NDAs, ANDAs, and DMFs to the FDA in compliance with new electronic submission guidelines of the FDA. BioKey provides regulatory consulting services for the entire lifecycle of client’s drug development project.

BioKey Strategy

BioKey believes that the growing needs in the long lasting control release technologies, generic drug development, CDMO services and regulatory support may place the company in a competitive position in the highly developed pharmaceutical industry in the U.S. and overseas, including the Asian market that is developing rapidly. BioKey believes that everyone is entitled to effective and affordable healthcare and the growing needs in precise and controlled release technologies. BioKey’s strategy is to capitalize on these opportunities includes:

●	Identify and establish alliance with strategic distributors in the U.S. and Asia to develop its drug products in the pipeline;

●	Co-develop its product pipelines with specialty and generic pharmaceutical companies in the U.S. and Asia to utilize BioKey’s resources and minimize the risk exposure;

●	Build up a steady clientele base to create sustainable revenues; and

●	Identify and ally with suitable manufacturing partners in Asia to meet the rapid growing generic drug market in Asia.

Products and Technology

BioKey’s Long Lasting Control Release Platforms and Technologies

BioKey’s core expertise is application of its proprietary oral controlled release technology to develop special generic, branded pharmaceuticals and nutraceuticals. It has developed several controlled release systems that feature various functions with respect to releasing the APIs of different pharmaceuticals and nutraceuticals such as Hydrogel Matrix Delivery System, Membrane-controlled Delivery System, Solid Dispersion Delivery System, Gastric Retention Delivery System, and Ion-exchange Delivery System, etc.

The management of BioKey believes that it is important to maintain a pipeline of diverse and selective products under development in order to sustain and grow BioKey’s business. BioKey adopts the following criteria of selecting the potential products in its pipeline:

●	Great niche market potential;

●	Reliable control of API sources with DMF(Drug Master File) readily in place;

●	Competitive pricing for the APIs;

●	High development barrier;

●	Strategic co-development with distributors; and

●	Feasible with BioKey skill sets and facility capacity

As of January 16, 2019, BioKey had the following products in its pipeline including (505)b2 NDA’s and ANDA’s:

NDA Products

Whereas most generic versions of brand named drugs require only an ANDA for FDA approval, new chemical identities or significant changes to existing drugs, such as new strength, new indication, and new dosage forms, will require an NDA. Given the significant capital requirements for obtaining an NDA, BioKey will in general seek to pursue NDA projects in conjunction with a joint venture partner with significant experiences in developing branded drugs. Although higher capital is required for development, these type of NDA products do offer opportunities for higher profit margins, market exclusivity, as well as patent protection. BioKey names its products starting with “BK”, for example BK501.

BK501: Biokey has developed a new controlled release dosage form of an immediate release antithrombotic drug which has high frequency of side effects. BK501 will vastly improve patient compliance by reducing side effects. Through this joint venture, BioKey will pass portion of financial burden to our strategic alliance and expand its product market to Asia.

ANDA Products

BioKey has developed the proprietary control release systems that may delay the release of drugs at various controlled paces. BioKey has at least ten more drugs in its development pipeline, such as BK503 Clarithromycin XR for the purpose of treating bacterial infections, BK504 XL for treating depression, and BK509 for lowering cholesterol. In addition to the existing development in the pipeline, BioKey constantly reviews potential drug candidates for potential licensing and co-development opportunities. BioKey focuses on the drug candidates that meet one or more of the following criteria:

●	Niche market potential;

●	Reliable control of API sources with DMF(Drug Master File) readily in place;

●	Competitive pricing for the APIs;

●	High development barrier;

●	Strategic co-development with distributors; and

●	Feasible with BioKey’s skill sets and facility capacity

More candidates screened for the ANDA product pipeline include BK602 for obesity, BK603 for diabetes, BK604 for hypertension, and BK605 for Schizophrenia and bipolar disorder, etc.

CDMO-related Services

Analytical Services

BioKey’s analytical laboratory offers HPLC method development and validation, degradation studies, dissolution method development, cleaning validation and raw material testing. Biokey’s experienced chemists and developers adopt analytical assay methods with various columns (reversed phase, ion chromatography, and size exclusion) and UV and reflective index detectors to analyze pharmaceutical compounds that feature with or without chromophores. With respect to degradation studies, BioKey’s senior laboratory researchers conduct stressed sample degradation studies to determine potential degradants and impurity profiles. BioKey’s degradation studies generally involve identification process using diode array analysis of peak purity to develop a stability indicating chromatographic method. In addition, BioKey’s researchers and scientists help the clients to develop and perform dissolution profile studies for immediate release and extended release of finished products (tablets and capsules) in various media and pH buffer solutions such as simulated intestinal fluid (“SIF”), simulated gastric fluid (“SGF”), and acetate. BioKey provides its clients with services of developing and validating sensitive methods for swab samples and rinsing samples and total organic carbon to test and evaluate the cleanness of certain pharmaceutical equipment. BioKey’s laboratory has the capacity to use FT-IR to identify materials, such as APIs. BioKey’s laboratory may conduct basic physical/chemical testing according to various methods such as pH, turbidity, density, solubility profile over pH range, melting point, loss on drying, loss on ignition, viscosity and conductivity testing.

Product Development

BioKey provides services for formulation and process development of pharmaceutical products. BioKey supports its clients with FDA regulatory process, including sketches to ANDA, IND, and NDA filings. BioKey endeavors to satisfy the needs of its clients in a time-efficient and cost-saving manner. BioKey’s formulation and process development teams have deep scientific knowledge and extensive experience in this area. BioKey’s highly trained scientists and researchers endeavor to optimize the performance of its clients’ products, formulations and processes, using flexible scientific approaches, such as Design of Experiments (“DOE”) and Quality by Design (QbD).

GMP Manufacturing

BioKey has a certified GMP manufacturing facility that is qualified to conduct clinical trials from Phase 1 to Phase 3 of drugs in oral solid dosage forms.

BioKey’s GMP manufacturing facility can manufacture the following forms of pharmaceutical products and processes for its clients: direct API or blend fill-in capsules, manual and automated encapsulation, wet granulation or tray drying process, tablet compression and coating process, packaging solid dosage forms for ANDA and IND submission.

BioKey’s GMP facility consists of the GMP suite, product development area, analytical laboratory, food processing area, caged area and receiving area. The facility was established in December 2008 and received its first drug manufacturing license in June 2009. BioKey’s current drug manufacturing license allows it to manufacture drugs thereon until the expiration of such license on December 2, 2019. BioKey plans to renew its drug manufacturing license in a timely manner before its expiration.

Regulatory Support and Consulting Services

BioKey provides regulatory support services, including regulatory review of submission documents related to formulation development, clinical trials, marketed products, generics, nutraceuticals and OTC products. BioKey gives training presentations upon the clients’ request. BioKey can prepare labeling with document markup standard approved by Health Level Seven (“HL7”) adopted by the FDA. BioKey can help its clients amend existing labeling or create new Structured Product Labeling (“SPL”). In addition, BioKey can register clients’ manufacturing, analytical, packaging, distribution facility in accordance with 21 CFR 207 through the FDA Electronic Gateway submission platform and maintain the clients’ registration in response to change of information.

Research and Development

BioKey’s research and development team is based in Fremont, California. It focuses on, among other things, the development of new controlled release platforms and the technologies to integrate such platforms to various drugs. BioKey’s research and development department utilizes its existing technologies to develop additional applications and products. The R&D team takes into consideration the effectiveness of various pharmaceutical products when selecting new products for its research pipeline.

Government Regulations

Certain of BioKey’s products are new drugs subject to extensive and rigorous regulations by the FDA. FDA regulations govern the following activities that BioKey performs and will perform:

●	product design and development;

●	product testing;

●	product manufacturing;

●	product safety;

●	product labeling;

●	product storage;

●	recordkeeping;

●	premarket clearance or approval;

●	advertising and promotion; and

●	product sales and distribution.

In addition, BioKey’s GMP facility is subjected to FDA inspection.

Employees

None of BioKey’s employees are represented by a labor union and BioKey believes its employee relations are good.

Facilities

BioKey’s headquarters in Fremont, California are leased through February 28, 2021 and occupy approximately 28,186 square feet. The headquarters consist of offices, research and production laboratories, and manufacturing facilities. BioKey has an option to extend the lease for its offices in Fremont a period of five years commencing February 28, 2021, and BioKey may exercise this option for 5 more years. The total rental expenses were $274,978 and $255,240 for the years ended December 31, 2017 and 2016, respectively, and $205,576 for the nine months ended September 30, 2018.

Legal Proceedings

From time to time BioKey may become involved in legal proceedings and claims, or be threatened with other legal actions and claims, arising in the ordinary course of business relating to its intellectual property, product liability, regulatory compliance and/or marketing and advertising of its products. As of to date, BioKey was not involved or threatened with any legal actions and regulatory proceedings.

CERTAIN RISK FACTORS RELATING TO BIOLITE AND BIOKEY

This current report on Form 8-k hereby incorporates by reference to the section entitled “Risk Factors” starting on page 22 of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) on January 16, 2019.

BIOLITE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This current report on Form 8-k hereby incorporates by reference to the section entitled “BioLite’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” starting on page 128 of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) on January 16, 2019.

BIOKEY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This current report on Form 8-k hereby incorporates by reference to the section entitled “BioKey’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” starting on page 147 of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) on January 16, 2019.

DIRECTORS AND EXECUTIVE OFFICERS

On the Closing Date, the following individuals were elected as the new directors of the Board of the Company:

Dr. Tsung-Shann Jiang, Chief Strategy Officer and Director, has been the chairman of BioLite, Inc., a subsidiary of BioLite, Inc., since January 2010. Prior to BioLite, Dr. Jiang served as the president and/or chairman of multiple biotech companies in Taiwan, including PhytoHealth Corporation from 1998 to 2009 and AmCad BioMed Corporation from 2008 to 2009. In addition, Dr. Jiang is a director on various biotech associations, such as the Taiwan Bio Industry Organization (Taiwan) from 2006 to 2008 and the Chinese Herbs and Biotech Development Association in Taiwan from 2003 to 2006. Dr. Jiang was an assistant professor at University of Illinois from 1981 to 1987 and an associate professor at Rutgers, the State University of New Jersey from 1987 to 1990 and served as a professor at a few Taiwanese universities during a period from 1990 to 1993, such as National Taiwan University, National Cheng Kung University and Tunghai University. Dr. Jiang obtained his bachelor degree in Engineering and Chemical Engineering from National Taiwan University in Taiwan in 1976, masters and Ph.D. from Northwestern University in the U.S. in 1981 and Executive Master of Business Administration (“EMBA”) from National Taiwan University in Taiwan in 2007. As a successful entrepreneur, Dr. Jiang has developed and commercialized PG2 Lyo Injection, a new drug to treat cancer related fatigue. From 1998 to 2009, Dr. T. S. Jiang served as President of Phyto Health Corporation where he led a project team to develop PG2 Injectable. This product was extracted, isolated and purified from a type of Traditional Chinese Medicine. PG2 Injection was intended for cancer patients who had trouble recovering from severe fatigue. Dr. Jiang oversaw and managed the R&D department, daily corporate operations and business of Phyto Health Corporation when he was the President. PG2 Lyo Injection received approval on its NDA from Taiwan Food and Drug Administration in 2010 and later was launched into the Taiwan market in 2012. We believe that Dr. Jiang provides leadership and technological guidance on our strategic development and operations.

Dr. Chang-Jen Jiang, Director, has been an attending doctor at the department of pediatrics of Eugene Women and Children Clinic since 2009. Previously, Dr. Chang-Jen worked as an attending doctor at the department of pediatrics of Keelung Hospital, the Ministry of Health and Welfare in Taiwan from 1994 to 2009. Before his position at Keelung Hospital, he was a chief doctor at the department of pediatrics, hematology and oncology of Mackay Memorial Hospital in Taiwan for three years until 1994. Dr. Chang-Jen Jiang obtained his doctor of medicine degree (the Taiwanese equivalent degree of MD) from Taipei Medical University in Taiwan in 1982 and started his career in Mackay Memorial Hospital. We believe that the Company will benefit from Dr. Jiang’s knowledge in biology and experiences in medical practice.

Dr. Shin-Yu Miao, Director, has served as an associate professor at Ling Tung University Department of Applied Foreign Languages since 2004. She served as a lecturer from 1996 to 2004. Ms. Miao received her M.S. in Adult Education from the University of Manchester in 1995 and Ph.D. in Adult Education from the University of South Australia in 2004. We believe that Ms. Miao’s familiarity with biotech research centers will be a valuable resource for our drug development.

Yoshinobu Odaira, Director, is an entrepreneur and has founded a number of Japanese agricultural companies, including Yukiguni Maitake, our licensing partner. In 1983, Mr. Odaira established Yukiguni Maitake, which became a public company in Japan in 1994. In 2015, Bain Capital Private Equity purchased Yukiguni Maitake through a tender offer. In addition to his success with Yukiguni Maitake, Mr. Odaira served as the CEO of Yukiguni Shoji Co., Ltd. since 1988 and the CEO of Odaira Shoji Co., Ltd. from 1989.  In 2015, Mr. Odaira founded two new companies, Shogun Maitake Canada Co., Ltd. in Canada and Odaira Kinoko Research Co., Ltd. in Japan. Yoshinobu Odaira graduated from the Ikazawa Junior High School in 1963. We believe that we will benefit from Mr. Odaira’s successful business experience.

Shih-Chen Tzeng, Director, has served as a sales manager at SinoPac Securities Corp. (“SinoPac Securities”), a well-established brokerage firm in Taiwan, since 2000. SinoPac Securities has fifty-eight (58) branch offices in Taiwan and subsidiaries in Hong Kong, Shanghai and London. Shih-Chen Tszeng graduated from Dam Kang University in 1978 with a bachelor degree in Accounting. We believe the Company will benefit from Ms. Tszeng’s knowledge and experience with the securities industries.

Dr. Hwalin Lee, Director, serves as the chairman of Phoeng Foundation since 2011 and will become the director and chairman of the board of directors of BioKey Surviving Corporation after the closing of the BioKey Merger. From 1986, Dr. Lee has been the chairman of the Chuan Lyu Foundation. From 1973 to 1989, Dr. Lee was the president of Deltan Corporation and prior to that he was senior research chemist at a couple of chemical companies. Dr. Hwalin Lee obtained a B.S. in pharmacy from National Taiwan University in 1957 and a Ph.D. in Pharmaceutical Chemistry from University of California, San Francisco in 1966. Dr. Lee qualifies as a director of the Company because he has extensive work experience in chemical companies and educational background in pharmaceutical chemistry.

Dr. Tsung-Shann Jiang was also appointed by the Board of the Company as the Chief Strategy Officer, effective on the Closing Date.

Family Relationships

There are no family relationships among the executive officers and directors of the Company except that Dr. Tsang Ming Jiang (a current Board member), Dr. Tsung-Shann Jiang and Dr. Chang-Jen Jiang are brothers and Mr. Eugene Jiang (current Chairman and interim CFO) is Dr. Tsung-Shann Jiang’s son.

Legal Proceedings

Involvement in Certain Legal Proceedings

During the past ten years, none of our current directors, executive officers, promoters, control persons, or nominees has been:

●	the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

●	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or any Federal or State authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

●	found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

●	the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of (a) any Federal or State securities or commodities law or regulation; (b) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or (c) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Committees of the Board

The Company’s Board is in the process of establishing the audit committee, compensation committee and nominating and corporate governance committee.

Our board of directors may establish other committees to facilitate the management of our business.

Director Compensation

In this regard, it is expected that the Company will not provide compensation to non-employee directors which is in line with ABVC’s current practices.

While ABVC does not require directors and officers to own a specific minimum number of shares of ABVC’s Common Stock, it believes that each director and corporate officer should have a substantial personal investment in the Company. Directors and officers may not engage in short sales or put or call transactions with respect to ABVC securities. The Company plans to issue equity awards to all directors (non-employee and employee) for their service in the future. The Company believes that the future arrangements may align the interests of the Board of Directors with the long-term interests of the Company’s shareholders.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosure set forth above in Item 2.01 of this Current Report is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired

(d) Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit No.	Description

3.1	Articles of Merger as filed with the Nevada Secretary of State on February 8, 2019
3.2	Agreement of Merger as filed with the California Secretary of State on February 8, 2019
99.1	Financial Statements of BioLite for the Years Ended December 31, 2017 and 2016
99.2	Financial Statements of BioLite for the Nine Months Ended September 30, 2018
99.3	Financial Statements of BioKey for the Years Ended December 31, 2017 and 2016
99.4	Financial Statements of BioKey for the Nine Months Ended September 30, 2018
99.5	Unaudited Condensed Consolidated Combined Combined Pro Forma Financial Information

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN BRIVISION (HOLDING) CORPORATION

Date: February 14, 2019	By:	/s/ Howard Doong
	Name:	Howard Doong
	Title:	Chief Executive Officer